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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT GEOLOGIST

I consent to the use in this Registration Statement Amendment No. 3 of Energy Search, Incorporated on Form SB-2 of my report dated September 17, 1996, on the oil and gas reserves of Energy Search, Incorporated as of December 31, 1995 and 1994; as well as my report dated October 1, 1996, on the oil and gas reserves of the Beaver Coal Company Lease, only, of the Company located in West Virginia. I also consent to the reference to me as an expert in geology and oil and gas reserve analysis under the heading "Experts" in the Prospectus, which is part of the Registration Statement Amendment No. 3.



/s/Kim A. Walbe
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Kim A. Walbe


January 22, 1997
Charleston, WV